EMPLOYMENT AGREEMENT


This Employment Agreement dated as of August 1, 1990 is entered into by and between Continental Airlines, Inc. (the "Company"), a Delaware corporation, and John E. Luth (the "Executive" and, individually a "Party" and, collectively, the "Parties").

The Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to continue employment with the Company on a full-time basis, and upon the other terms and conditions hereinafter provided.

In consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Employment - The Company agrees to employ the executive, and the Executive agrees to remain in the employ of the Company under the terms and conditions herein provided.

2. Position - During his employment hereunder, the Executive agrees to serve the Company and the Company shall employ the Executive in such capacity or capacities as may be specified from time to time by the Board of Directors or the Chief Executive Officer of the Company.

3. Term - The Executive's employment shall be one at will, to-wit: either the Executive or the Company shall have the right to terminate it at any time, with or without cause, and without any liability or obligation of either Party to the other except as may be expressly specified in this Agreement.

4. Compensation - The Company will pay the Executive a base salary at an initial annual rate of $150,000, payable in substantially equal semi-monthly installments. During his employment with the Company, the Executive's salary shall be reviewed periodically in accordance with Company policy and such review may result in an increase in said salary.

5.   Termination of Employment

     (a) A "Termination of Employment" shall be defined as any one of the following: (i) the termination of the Executive's employment by the Company for any reason other than (A) willful misconduct or gross neglect of duty by the Executive, (B) retirement under the ordinary retirement program of the Company,
(C) disability of the Executive resulting in absence from his duties to the Company on a full-time basis for over 180 days or (D) death of the Executive;
(ii) a material reduction in the responsibilities or title of the Executive or the corporate amenities to which he is entitled or (iii) a reduction of the Executive's cash compensation by more than 10% below the highest annual salary from time to time in effect for the Executive.

     (b) Following a Termination of Employment, the Company will pay the Executive, subject to the provisions of Section 8 hereof and as severance pay or liquidated damages, or both, for the "Severance Period" (as hereafter defined) a supplemental monthly amount that, when combined with the Executive's earnings from other employment or consulting, will result in the Executive realizing gross aggregate monthly earnings equal to his regular monthly salary in effect prior to the Termination of Employment. The "Severance Period" shall be a period of consecutive months immediately subsequent to such termination by the Company, with the minimum number of months being twelve, with an additional month for each two full years of service with the Company, or its affiliates, up to maximum of eighteen months, and no more. All remuneration or wages earned during such period by the Executive, either as an employee, independent contractor or consultant to any person or entity other than the Company or its subsidiaries or affiliates, shall reduce the Company's obligations hereunder.

     (c) During the Severance Period, the Executive shall continue in the Company's group insurance program, including long-term disability insurance, provided he has not accepted other employment that provides comparable benefits. The Executive's entitlement to benefit continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act shall commence at the end of the Severance Period.

     (d) During the Severance Period, and provided all annual pass cards in the possession of the Executive have been surrendered to the Company, the Executive and his eligible family members shall be entitled to pass privileges on Continental Airlines of the same type and priority as the Executive received prior to the Termination of Employment, subject to any changes in policy generally applicable to officers of Continental Airlines still in the employ thereof. Passes shall be issued upon individual requests directly to the Continental Airlines pass bureau.

6. Stock Options - All options to acquire the Common Stock of the Company that were granted to the Executive prior to 1990 (including options that were issued in exchange for other options that were originally granted prior to 1990) shall become immediately exercisable upon Termination of Employment and shall be exercisable for one year thereafter. All options granted to the Executive during 1990 and thereafter (other than those options referenced in the preceding sentence) shall become and remain exercisable in accordance with the terms set forth in the applicable letters granting such options.

7. Indemnification - The Company shall continue to indemnify the Executive against all losses, including legal fees and expenses, arising from claims against the Executive in connection with the Executive's good-faith execution of his employment hereunder, to the fullest extent permitted by the Corporation Code of the State of Delaware.

8. Post-Termination Obligations - All payments and benefits to the Executive hereunder shall be subject to the Executive's compliance with the following provisions during the applicability of this agreement and for one full year after the expiration of termination hereof:

     (a) The Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company and its affiliates as may reasonably be required in connection with any litigation in which it or any of its affiliates is, or may become, a party.

     (b) The Executive will not discuss with any other employee of the Company or its affiliates the formation or operations of any business intended to compete with the Company or its affiliates, or the possible future employment of such other employee by any business.

    (c) If the Executive's employment is terminated under this Agreement, the Executive shall actively pursue other employment and shall promptly notify the Company when he accepts other employment or engages in consulting activities, or works as an independent contractor; and such notification shall indicate the monthly earnings, the annual salary rate, the employer and other information which would enable the Company to perform its obligations under this Agreement.

     (d) Any public statements made by the Executive concerning the Company or its affiliates, officers, directors or employees shall be submitted for approval in writing from the Company's public relations and legal departments.

     (e) If the Executive fails to comply with the above obligations, the Company may cease making severance payments and extending benefits to the Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to the Executive.

9. Consolidation, Merger, Sale of Assets - This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and assigns, including without limitation any corporation with or into which the company may be consolidated, merged or to which the Company sells or transfers all or substantially all of its assets.

10. Notices - Written notices required or furnished under this Agreement shall be sent to the following addresses:

     to the Company:    Continental Airlines, Inc.
                        2929 Allen Parkway
                        Houston, Texas  77019
                        Attention:  General Counsel

     to the Executive:  John E. Luth
                        1701 Hermann Drive, #1505
                        Houston, TX  77004

Notices shall be effective on the first business day following receipt thereof. Notices sent by mail shall be deemed received on the date of delivery shown on the return receipt.

11. Amendments - This Agreement may not be amended or changed, orally or in writing except by the written agreement of the Parties.

12. Governing Law - This Agreement, and any dispute arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13. Confidentiality - All information provided by either Party to the other hereunder, including the terms and conditions of the Agreement, shall be treated by the Party receiving such information as confidential, and shall not be disclosed by such Party to any party without the prior written consent of the Party from which the information was obtained. This obligation of confidentiality shall survive termination of this Agreement.

14. Severability - If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Previous Agreements - This agreement, once executed by the parties, will replace and supersede any and all previous employment agreements, either written or verbal, between the parties.

16. Captions - All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.

The parties hereto have executed this Agreement as of the date and year first above written.

                                         CONTINENTAL AIRLINES, INC.



                                         _________________________________
                                         By:  Mickey P. Foret
                                              President




___________________________
       John E. Luth